                                                                   Exhibit 10.36

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                LICENSE AGREEMENT

         This Agreement, effective as of June 2, 2003 (the "Effective Date"), is by and between:

         NEW YORK UNIVERSITY (hereinafter "NYU"), a not-for-profit corporation organized and existing under the laws of the State of New York and having a place of business at 70 Washington Square South, New York, New York, 10012

                                       AND

         Cell-Matrix, Inc., (hereinafter "Cell-Matrix"), a corporation organized and existing under the laws of the State of Nevada having its principal office at 2110 Rutherford Road, Carlsbad, California, 92008.

                                    RECITALS

         WHEREAS, Dr. Peter Brooks of NYU (hereinafter "the NYU Scientist") has made certain inventions relating to [***]-Peptides and [***]-Peptides and [***]-Peptides, all as more particularly described in certain invention disclosures attached hereto as Exhibits A and B (hereinafter "the Pre-Existing Inventions"), in a pending U.S. patent application owned by NYU, filed on [***], entitled "[***]-Peptide and [***]-Peptide" and/or in a pending U.S. patent application owned by NYU, filed on [***] entitled "[***]-Peptides" (hereinafter "the Pre-Existing Patent Applications");

         WHEREAS, subject to the terms and conditions hereinafter set forth, NYU is willing to grant to Cell-Matrix and Cell-Matrix is willing to accept from NYU the License (as hereinafter defined);

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

         NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereto hereby agree as follows:

1.       DEFINITIONS.

         a. "Affiliate" shall mean any company or other legal entity which controls, or is controlled by, or is under common control with, Cell-Matrix; control means the holding of twenty five and one tenth percent (25.1%) or more of (i) the capital and/or (ii) the voting rights and/or (iii) the right to elect or appoint directors.

         b. "Calendar Year" shall mean any consecutive period of twelve months commencing on the first day of January of any year.

         c. "License" shall mean the exclusive worldwide license, including the right to sublicense, to make, to have made, to import, to use, to offer for sale, and to sell the Licensed Products (as hereinafter defined), and to practice the NYU Technology (as hereinafter defined) for the development, manufacture, use and sale of the Licensed Products.

         d. "Licensed Products" shall mean [***]-Peptides and [***]-Peptides and [***]-Peptides, covered by a claim of any unexpired NYU Patent (as hereinafter defined) which has not been disclaimed or held invalid by a court of competent jurisdiction from which no appeal can be taken, or which incorporates or is developed using NYU Know-How.

         e. "Net Sales" shall mean the total amount invoiced in connection with sales of the Licensed Products to any person or entity that is not a Affiliate or a sublicensee of Cell-Matrix or an Affiliate under the License, after deduction of all the following to the extent applicable to such sales;

                  i) all trade, case and quantity credits, discounts, refunds or rebates;

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                  ii)      allowances or credits for returns;

                  iii)     sales commissions; and

                  iv) prepaid freight, transportation insurance, sales taxes and other government charges (including value-added tax).

Sales of Licensed Products by Cell-Matrix, or an Affiliate or sublicensee of Cell-Matrix to any Affiliate or sublicensee which is a reseller thereof shall be excluded, and only the subsequent sale of such Licensed Products by Affiliates or sublicensees of Cell-Matrix to unrelated parties shall be deemed Net Sales hereunder.


         f. "NYU Know-How" shall mean information and materials related to the Pre-Existing Inventions made by the NYU Scientist and owned or controlled by NYU, including, but not limited to, pharmaceutical, chemical, biological and biochemical products, technical and non-technical data, materials, methods and processes and any drawings, plans, diagrams, specifications and/or other documents containing such information, and including any additional peptides, peptide analogs or peptide homologs that (i) bind to denatured collagen or denatured laminin preferentially, or (ii) are directed towards the same, any adjacent, or any subpart of the epitopes to which the Pre-Existing Inventions are directed, that are conceived, invented or developed by NYU during the period of the Research Agreement (as such term is defined below), including any extensions thereof, and for which Dr. Peter Brooks is an inventor.


         g. "NYU Patents" shall mean all rights arising out of or resulting from (i) any and all U.S. and foreign patent applications covering the NYU Know-How including, without limitation, the Pre-Existing Patent Applications, (ii) the patents proceeding from such applications, (iii) all claims of and any divisions, continuations, in whole or in part, reissues, re-examinations, renewals and extensions of any such patents or patent applications.

         h.       "NYU Technology" shall mean all NYU Patents and NYU Know-How.

         i. "Research Agreement" shall mean the Research Support Agreement between NYU and CancerVax Corporation, effective as of December 18, 2002, as amended.

         j. "USC Claim" shall mean a valid claim of an issued patent owned by the University of Southern California (hereinafter "USC") and licensed by USC to Cell-Matrix for which Dr. Peter Brooks is an inventor.

2.       EFFECTIVE DATE.

         This Agreement shall be effective as of the Effective Date and shall remain in full force and effect until it expires or is terminated in accordance with Section 13 hereof.

3.       TITLE.

         a. Subject to the License granted to Cell-Matrix hereunder, it is hereby agreed that all right, title and interest, in and to the NYU Technology, and in and to any drawings, plans, diagrams, specifications, and other documents containing any of the NYU Technology shall vest solely in NYU. At the request of NYU, Cell-Matrix shall take all steps as may be necessary to give full effect to said right, title and interest of NYU including, but not limited to, the execution of any documents that may be required to record such right, title and interest with the appropriate agency or government office.

4.       PATENTS AND PATENT APPLICATIONS.

         a. Cell-Matrix shall, within thirty (30) days following the signing of this Agreement, pay NYU the sum of U.S. [***]

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

[***], being the amount of all costs and fees incurred by NYU up to the date hereof in connection with the Pre-Existing Patent Applications.

         b. At the initiative of Cell-Matrix or NYU, the parties shall consult with each other regarding the prosecution of all patent applications with respect to the NYU Technology and each party shall use reasonable efforts to implement all reasonable requests made by the other party with regard to the preparation, filing, prosecution and/or maintenance of the patent applications and/or patents within NYU Technology. Such patent applications shall be filed, prosecuted and maintained by the law firm of Darby & Darby or by other patent counsel jointly selected by NYU and Cell-Matrix. Copies of all such patent applications, patent office actions and related correspondence shall be forwarded on a timely basis to each of NYU and Cell-Matrix.

         NYU and Cell-Matrix shall each also have the right to have such patent applications and patent office actions independently reviewed by other patent counsel separately retained by NYU or Cell-Matrix, upon prior notice to and consent of the other party, which consent shall not unreasonably be withheld.

         c. All applications and proceedings with respect to the NYU Patents shall be filed, prosecuted and maintained by NYU at the expense of Cell-Matrix. Against the submission of invoices, Cell-Matrix shall reimburse NYU for all costs and fees invoiced by outside patent counsel to NYU during the term of this Agreement, in connection with the filing, maintenance, prosecution, protection and the like of the NYU Patents.

         d. If at any time during the term of this Agreement Cell-Matrix decides that it is undesirable, as to one or more countries, to prosecute or maintain any patents or patent applications within the NYU Patents, it shall give prompt written notice thereof to NYU, and

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

upon receipt of such notice Cell-Matrix shall be released from its obligations to bear all of the expenses to be incurred thereafter as to such countries in conjunction with such patent(s) or patent application(s) and such patent(s) or application(s) shall be deleted from the NYU Technology and NYU shall be free to grant rights in and to the NYU Technology in such countries to third parties, without further notice or obligation to Cell-Matrix, and Cell-Matrix shall have no rights whatsoever to exploit the NYU Technology in such countries.

         e. Nothing herein contained shall be deemed to be a warranty by NYU that

                  i) NYU can or will be able to obtain any patent or patents on any patent application or applications in the NYU Patents or any portion thereof, or that any of the NYU Patents will afford adequate or commercially worthwhile protection, or

                  ii) that the manufacture, use, or sale of any element of the NYU Technology or any Licensed Product will not infringe any patent(s) of a third party.

5.       GRANT OF LICENSE.

         a. Subject to the terms and conditions hereinafter set forth, NYU hereby grants to Cell-Matrix and Cell-Matrix hereby accepts from NYU the License. The License is subject to (i) the right of NYU to use and to permit other non-commercial entities to use the NYU Technology for non-commercial educational and research purposes only, and (ii) the rights of the U.S. Government. Permission to use the NYU Technology shall only be granted to non-commercial entities by NYU under a written agreement, a copy of which shall be provided by NYU to Cell-Matrix as soon as practicable after the signing thereof, and which shall contain, at a minimum, the provisions listed in Exhibit C to this Agreement. Cell-Matrix agrees to consider, in good faith, reasonable changes to the provisions listed in Exhibit C requested by NYU.

         b. The License granted to Cell-Matrix in Section 5.a. hereto shall commence upon the Effective Date and shall remain in force on a country-by-country basis, if not previously terminated under the terms of this Agreement, for fifteen (15) years from the date of first commercial sale in such country or until the expiration date of the last to expire of the NYU Patents, whichever shall be later. Cell-Matrix shall inform NYU in writing of the date of first commercial sale with respect to each Licensed Product in each country as soon as practicable after the making of each such first commercial sale.

         c. Cell-Matrix shall be entitled to grant sublicenses under the License on terms and conditions in compliance and not inconsistent with the terms and conditions of this Agreement (except that the rate of royalty may be at higher rates than those set forth in this Agreement) (i) to an Affiliate or
(ii) to other third parties for consideration and in arms-length transactions. All sublicenses to third parties shall only be granted by Cell-Matrix under a written agreement, a copy of which shall be provided by Cell-Matrix to NYU as soon as practicable after the signing thereof. Each sublicense granted by Cell-Matrix hereunder shall be subject and subordinate to the terms and conditions of this License Agreement and shall contain (inter-alia) the following provisions:

                  (1) the sublicense shall expire automatically on the termination of the License;

                  (2) the sublicense shall not be assignable, in whole or in part;

                  (3)      the sublicensee shall not grant further sublicenses;
                  and

                  (4) both during the term of the sublicense and thereafter the sublicensee shall agree to a confidentiality obligation similar to that imposed on Cell-Matrix in Section 9 below, and the sublicensee shall impose on its employees, both during the terms of their employment and thereafter, a similar undertaking of confidentiality; and

                  (5) the sublicense agreement shall include the text of Sections 11 and 12 of this Agreement and shall state that NYU is an intended third party beneficiary of such sublicense agreement for the purpose of enforcing such indemnification and insurance provisions.

6.       PAYMENTS FOR LICENSE.

         a. In consideration for the grant and during the term of the License, Cell-Matrix shall pay to NYU:


                  (1) a non-refundable, non-creditable license issue fee of two hundred thousand dollars ($200,000.00) payable as follows: (i) sixty-six thousand, six hundred and sixty-six dollars ($66,666.00) within thirty (30) days after the Effective Date; (ii) sixty-six thousand, six hundred and sixty-seven dollars ($66,667.00) on or before the first anniversary of the Effective Date; and (iii) sixty-six thousand, six hundred and sixty-seven dollars ($66,667.00) on or before the second anniversary of the Effective Date; and



                  (2) on the first and each succeeding anniversary of the Effective Date until approval to market a Licensed Product is received by Cell-Matrix, non-refundable, non-creditable license maintenance fees of fifteen thousand dollars ($15,000.00) each; and


                  (3) upon the achievement of the following technical milestones, with respect to a Licensed Product, the payments as indicated below:

                     Milestone                        Payment
                     ---------                        -------
-------------------------------------------------------------
i) Upon the first approval of an Investigational       [***]
New Drug Application by the FDA
-------------------------------------------------------------
ii)Upon commencement of the first Phase III            [***]
clinical trial of a Licensed Product for
therapeutic purposes
-------------------------------------------------------------
iii) Upon receipt of the first approval to market      [***]
a Licensed Product for therapeutic purposes
-------------------------------------------------------------

                  provided that if a milestone payment is owed to USC under Cell-Matrix's license agreement with USC with respect to the Licensed Product generating the milestone payment and a milestone payment is paid by Cell-Matrix to USC based on the same milestone for the same Licensed Product under an agreement in effect prior to the Effective Date, then Cell-Matrix may credit the milestone payment paid to USC for the respective milestone against the milestone payment due to NYU, provided that the milestone payment to NYU shall not be reduced by more than fifty percent (50%);

                  (4) a royalty of [***] of the Net Sales of Cell-Matrix or of an Affiliate or of a sublicensee of Cell-Matrix or an Affiliate, provided that if a royalty is owed to USC under Cell-Matrix's license agreement with USC with respect to the Licensed Product generating the royalty, and a royalty is paid by Cell-Matrix to USC for the same Licensed Product under an agreement in effect prior to the Effective Date, then Cell-Matrix may credit the royalty payments paid to USC against the royalty payments due to NYU, provided that the royalty payments to NYU shall not be reduced by more than fifty percent (50%); and

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                  (5) [***] of any revenue (including any monetary payments not based on Net Sales, but not including any non-monetary consideration), received by Cell-Matrix from a sublicensee of Cell-Matrix (not being a Affiliate) under the terms of, or as a consideration for the grant of, a sublicense of any rights or for grant of an option to acquire such a sublicense.

         b. For the purpose of computing the royalties due to NYU hereunder, the year shall be divided into four parts ending on March 31, June 30, September 30, and December 31. Not later than sixty (60) days after each December, March, June, and September in each Calendar Year during the term of the License, Cell-Matrix shall submit to NYU a full and detailed report of royalties or payments due NYU under the terms of this Agreement for the preceding quarter year (hereinafter "the Quarter-Year Report"), setting forth the Net Sales and/or lump sum payments and all other payments or consideration from sublicensees upon which such royalties are computed and including at least

                           i) the quantity of Licensed Products used, sold, transferred or otherwise disposed of;

                           ii)      the selling price of each Licensed Product;

                           iii) the deductions permitted under subsection 1.g. hereof to arrive at Net Sales; and

                           iv)      the royalty computations.

         If no royalties or other payments are due, a statement shall be sent to NYU stating such fact. Payment of the full amount of any royalties or other payments due to NYU for the preceding quarter shall accompany each Quarter-Year Report on royalties and payments. Cell-Matrix shall keep for a period of at least six (6) years after the date of entry, full, accurate and

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

compete books and records consistent with sound business and accounting practices and in such form and in such detail as to enable the determination of the amounts due to NYU from Cell-Matrix pursuant to the terms of this Agreement.

         c. Within sixty (60) days after the end of each Calendar Year, commencing on the Date of First Commercial Sale, Cell-Matrix shall furnish NYU with a report (hereinafter "the Annual Report"), relating to the royalties and other payments due to NYU pursuant to this Agreement in respect of the Calendar Year covered by such Annual Report and containing the same details as those specified in Section 6.b. above in respect of the Quarter-Year Report.

         d. On reasonable notice and during regular business hours, NYU or the authorized representative of NYU shall each have the right to inspect the books of accounts, records and other relevant documentation of Cell-Matrix or any of its Affiliates insofar as they relate to the production, marketing and sale of the Licensed Products, in order to ascertain or verify the amount of royalties and other payments due to NYU hereunder, and the accuracy of the information provided to NYU in the aforementioned reports.

7.       METHOD OF PAYMENT.

         a. Royalties and other payments due to NYU hereunder shall be paid to NYU in United States dollars. Any such royalties on or other payments relating to transactions in a foreign currency shall be converted into United States dollars based on the closing buying rate of Citibank, N.A., in New York applicable to transactions under exchange regulations for the particular currency on the last business day of the accounting period for which such royalty or other payment is due.

         b. Cell-Matrix shall be responsible for payment to NYU of all royalties due on sale, transfer or disposition of Licensed Products by Affiliate or by the sublicensees of Cell-Matrix or of Affiliate.

         c. Any amount payable hereunder by one of the parties to the other, which has not been paid by the date on which such payment is due, shall bear interest from such date until the date on which such payment is made, at the rate of one percent (1%) per annum in excess of the prime rate prevailing at the Citibank, N.A., in New York, during the period of arrears and such amount and the interest thereon may be set off against any amount due, whether in terms of this Agreement or otherwise, to the party in default by any non-defaulting party.

8.       DEVELOPMENT AND COMMERCIALIZATION.

         a. Cell-Matrix shall use reasonable efforts and due diligence to develop Licensed Products, as promptly as is reasonably and commercially feasible, and to perform all efficacy, pharmaceutical, safety, toxicological and clinical tests, trials and studies and all other activities necessary in order to obtain the approval of the FDA for the production, use and sale of the Licensed Products. Cell-Matrix further undertakes to exercise due diligence and to employ its reasonable diligence to obtain or to cause its sublicensees to obtain, the appropriate approvals of the health authorities for the production, use and sale of the Licensed Products, in each of the other countries of the world in which Cell-Matrix or its sublicensees intend to produce, use, and/or sell Licensed Products.

         b. Provided that applicable laws, rules and regulations require that the performance of the tests, trials, studies and other activities specified in subsection a. above shall be carried out in accordance with FDA Good Laboratory Practices and in a manner acceptable to the relevant health authorities, Cell-Matrix shall carry out such tests, trials, studies and other activities in accordance with FDA Good Laboratory Practices and in a manner acceptable to the relevant health authorities. Furthermore, the Licensed Products for commercial sale shall be produced in accordance with FDA Good Manufacturing Practice ("GMP") procedures in a facility that has been certified by the FDA as complying with GMP, provided that applicable laws, rules and regulations so require.

         c. Cell-Matrix shall provide NYU with written reports on significant activities and actions undertaken by Cell-Matrix to develop and commercialize the Licensed Products; such reports shall be made within sixty
(60) days after each twelve (12) months of the duration of this Agreement, commencing twelve months after the Effective Date.

         e. In the event that Cell-Matrix shall not meet its commercial development obligations, as set forth in paragraph (a) of this Section 8, unless such delay is necessitated by FDA or other regulatory agencies or unless NYU and Cell-Matrix have mutually agreed to extend the period of time in which Cell-Matrix is obligated, under paragraph (a) of this Section 8, to commercialize a Licensed Product because of unforeseen circumstances, NYU shall notify Cell-Matrix in writing of Cell-Matrix's failure to commercialize and shall allow Cell-Matrix one (1) year to materially cure its failure to commercialize. Cell-Matrix's failure to materially cure such delay to NYU's reasonable satisfaction within such one (1) year period shall be a material breach of this Agreement..

         f. Cell-Matrix shall give NYU the option to participate as a clinical site in any clinical trials of Licensed Products sponsored by Cell-Matrix or its Affiliates, under the same compensation and other terms as those offered to other clinical sites participating in such trials, provided that NYU meets the reasonable qualification criteria established by Cell-Matrix for its other clinical sites for any such clinical trials.

         g. Licensed Products sold by Cell-Matrix, its Affiliates, or its sublicensees in the United States shall be substantially manufactured in the United States.

9.       CONFIDENTIAL INFORMATION.

         a. Except as otherwise provided in Section 9.b and 9.c below Cell-Matrix shall maintain any and all of the NYU Technology in confidence to the same extent Cell-Matrix maintains its own proprietary industrial information and shall not release or disclose any tangible or intangible component thereof to any third party without first receiving the prior written consent of NYU to said release or disclosure.

         b. The obligations of confidentiality set forth in Sections 9.a shall not apply to any component of the NYU Technology which: (i) was in Cell-Matrix's possession prior to the date of its actual receipt from NYU; (ii) was part of the public domain prior to the Effective Date of this Agreement or which becomes a part of the public domain not due to some unauthorized act by or omission of Cell-Matrix after the effective date of this Agreement; (iii) is disclosed to Cell-Matrix by a third party who has the right to make such disclosure; or (iv) is developed independently by Cell-Matrix without use of the NYU Technology.

         c. The provisions of Section 9.a notwithstanding, Cell-Matrix may disclose the NYU Technology (i) to third parties who need to know the same in order to secure regulatory approval for the sale of Licensed Products; and (ii) to Cell-Matrix's Affiliates, sublicensees, prospective sublicensees and assignees of Cell-Matrix and its Affiliates, attorneys and other agents who are bound by confidentiality obligations equivalent to those provided herein.

         d. Upon the expiration or termination of this Agreement, any and all NYU Technology possessed in tangible form by Cell-Matrix, its Affiliates or its or any of its officers, directors, employees, agents, consultants or clinical investigators and belonging to NYU, shall, upon written request, be returned to NYU (or destroyed if so requested); provided, however, that Cell-Matrix may retain one (1) copy of the NYU Technology, which by applicable laws, rules or regulations it is obligated to retain, for the later of: (a) the period in which any such applicable laws, rules or regulations require such retention; or (b) the expiration of the statute of limitations applicable to actions arising under this Agreement or Cell-Matrix's receipt of NYU's release from any actions by Cell-Matrix under this Agreement.

10.      INFRINGEMENT OF NYU PATENT.

         a. In the event a party to this Agreement acquires information that a third party is infringing one or more of the NYU Patents, the party acquiring such information shall promptly notify the other party to the Agreement in writing of such infringement.

         b. In the event of an infringement of an NYU Patent, Cell-Matrix shall have the right but not required to bring suit against the infringer. Should Cell-Matrix elect to bring suit against an infringer and NYU is joined as a party plaintiff in any such suit, NYU shall have the right to approve the counsel selected by Cell-Matrix to represent Cell-Matrix and NYU, which approval shall not be unreasonably withheld. The expenses of such suit or suits that Cell-Matrix elects to bring, including any expenses of NYU incurred in conjunction with the prosecution of such suit or the settlement thereof, shall be paid for entirely by Cell-Matrix and Cell-Matrix shall hold NYU free, clear and harmless from and against any and all costs of such litigation, including attorneys' fees. Cell-Matrix shall not compromise or settle such litigation without the prior written consent of NYU, which shall not be unreasonably withheld.

         c. In the event Cell-Matrix exercises the right to sue herein conferred, it shall have the right to first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys' fees necessarily involved in the prosecution of any such suit, and if after such reimbursement, any funds shall remain from said recovery, Cell-Matrix shall promptly pay to NYU an amount equal to thirty percent (30%) of such remainder and Cell-Matrix shall be entitled to receive and retain the balance of the remainder of such recovery.

         d. If Cell-Matrix does not bring suit against said infringer pursuant to Section 10.b. herein, or has not commenced negotiations with said infringer for discontinuance of said infringement, within ninety (90) days after receipt of such notice, NYU shall have the right, but shall not be obligated, to bring suit for such infringement. Should NYU elect to bring suit against an infringer and Cell-Matrix is joined as a party plaintiff in any such suit, Cell-Matrix shall have the right to approve the counsel selected by NYU to represent NYU and Cell-Matrix, which approval shall not be unreasonably withheld, and NYU shall hold Cell-Matrix free, clear and harmless from and against any and all costs and expenses of such litigation, including attorneys' fees. If Cell-Matrix has commenced negotiations with an alleged infringer of the NYU Patent for discontinuance of such infringement within such 90-day period, Cell-Matrix shall have an additional ninety (90) days from the termination of such initial 90-day period to conclude its negotiations before NYU may bring suit for such infringement. In the event NYU brings suit for infringement of any NYU Patent, NYU shall have the right, following consultation with Cell-Matrix, to settle any such suit by licensing the alleged infringer on terms substantially equivalent to those included in this Agreement. In the event NYU brings suit for infringement of any NYU Patent, NYU shall have the right to first reimburse itself out of any sums recovered in such suit or settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys' fees necessarily involved in the prosecution of such suit, and if after such reimbursement, any funds shall remain from said recovery, NYU shall promptly pay to Cell-Matrix an amount equal to thirty percent (30%) of such remainder and NYU shall be entitled to receive and retain the balance of the remainder of such recovery.

         e. Each party shall always have the right, at its own expense, to be represented by counsel of its own selection in any suit for infringement of the NYU Patents instituted by the other party to this Agreement under the terms hereof.

         f. Cell-Matrix agrees to cooperate fully with NYU at the request of NYU, including by giving testimony and producing documents lawfully requested in the prosecution of any suit by NYU for infringement of the NYU patents; provided, NYU shall pay all reasonable expenses (including attorneys' fees) incurred by Cell-Matrix in connection with such cooperation. NYU shall cooperate fully with Cell-Matrix and shall endeavor to cause the NYU Scientists to cooperate with Cell-Matrix at the request of Cell-Matrix, including by giving testimony and producing documents lawfully requested in the prosecution of any suit by Cell-Matrix for infringement of the NYU Patents; provided, that Cell-Matrix shall pay all reasonable expenses (including attorneys' fees) incurred by NYU in connection with such cooperation.

11.      LIABILITY AND INDEMNIFICATION.

         a. Cell-Matrix shall indemnify, defend and hold harmless NYU and its trustees, officers, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments (i) arising out of the design, production, manufacture, sale, use in commerce or in human clinical trials, lease, or promotion by Cell-Matrix or by a sublicensee,

Affiliate or agent of Cell-Matrix of any Licensed Product, process or service relating to, or developed pursuant to, this Agreement or (ii) arising out of any other activities to be carried out pursuant to this Agreement.

         b. With respect to an Indemnitee, Cell-Matrix's indemnification under subsection a(i) of this Section 11 shall apply to any liability, damage, loss or expense, whether or not it is attributable to the negligent activities of such Indemnitee; however, Cell-Matrix's indemnification obligation under subsection a(ii) of this Section 11 shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the negligent activities or willful misconduct of any such Indemnitee.

         c. Cell-Matrix agrees, at its own expense, to provide attorneys reasonably acceptable to NYU to defend against any actions brought or filed against any Indemnitee with respect to the subject of indemnity to which such Indemnitee is entitled hereunder, whether or not such actions are rightfully brought.

12.      SECURITY FOR INDEMNIFICATION.

         a. At such time as any Licensed Product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Cell-Matrix or by a licensee, Affiliate or agent of Cell-Matrix, Cell-Matrix shall at its sole costs and expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than $10,000,000 per incident and $20,000,000 annual aggregate and naming the Indemnitees as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Cell-Matrix's indemnification under Section 11 of this Agreement. If Cell-Matrix elects to self-insure all or part of the limits described above

(including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be reasonably acceptable to NYU.

         The minimum amounts of insurance coverage required under this Section 12 shall not be construed to create a limit of Cell-Matrix's liability with respect to its indemnification under Section 11 of this Agreement.

         b. Cell-Matrix shall provide NYU with written evidence of such insurance upon request of NYU. Cell-Matrix shall provide NYU with written notice at least sixty (60) days prior to the cancellation, non-renewal or material change in such insurance; if Cell-Matrix does not obtain replacement insurance providing comparable coverage within such sixty (60) day period, NYU shall have the right to terminate this Agreement effective at the end of such sixty (60) day period without notice or any additional waiting periods.

         c. Cell-Matrix shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Cell-Matrix or by a sublicensee, Affiliate or agent of Cell-Matrix and (ii) a reasonable period after the period referred to in (c)(i) above, which in no event shall be less than fifteen (15) years.

13.      EXPIRY AND TERMINATION

         a. Unless earlier terminated pursuant to this Section 13 hereof, this Agreement shall expire upon the expiration of the period of the License in all countries as set forth in Section 5.b. above.

         b. At any time prior to expiration of this Agreement, either party may terminate this Agreement forthwith for cause, as "cause" is described below, by giving written notice to the other party. Cause for termination by one party of this Agreement shall be deemed to exist if the other party materially breaches or defaults in the performance or observance of any of the provisions of this Agreement and such breach or default is not materially cured within sixty (60) days or, in the case of failure to pay any amounts due hereunder, thirty (30) days (unless otherwise specified herein) after the giving of notice by the other party specifying such breach or default, or if either NYU or Cell-Matrix discontinues its business or becomes insolvent or bankrupt.

         c. Cell-Matrix may terminate this Agreement at any time in Cell-Matrix's sole discretion, upon not less than one hundred eighty (180) days' prior written notice to NYU.

         d. Upon termination of this Agreement for any reason and prior to expiration as set forth in Section 13.a and 13.b hereof, all rights in and to the NYU Technology shall revert to NYU, and, except as provided in Section 9.d, Cell-Matrix shall not be entitled to make any further use whatsoever of the NYU Technology.

         e. Cell-Matrix shall promptly, without further consideration, provide to NYU copies of all data and regulatory documents, including INDs, NDAs, Orphan Drug applications, or their equivalents in all countries, directly related to the development of Licensed Products (the "Regulatory Information"), provided that NYU and any of its sublicensees who utilize such .Regulatory Information shall agree to indemnify, defend and hold harmless Cell-Matrix and its Affiliates and sublicensees against any liability, damage, loss or expense (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon Cell-Matrix, its Affiliates or sublicensees, or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any use by NYU or its sublicensees of such Regulatory Information.

         f. Termination of this Agreement shall not relieve either party of any obligation to the other party incurred prior to such termination.

         g. Sections 3, 9, 11, 12, 16, 17, and 18 hereof shall survive and remain in full force and effect after any termination, cancellation or expiration of this Agreement.

14.      REPRESENTATIONS AND WARRANTIES BY CELL-MATRIX.

         Cell-Matrix hereby represents and warrants to NYU as follow:

         (1) Cell-Matrix is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Cell-Matrix has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of Cell-Matrix.

         (2) There is no pending or, to Cell-Matrix's knowledge, threatened litigation involving Cell-Matrix which would have any effect on this Agreement or on Cell-Matrix's ability to perform its obligations hereunder; and

         (3) There is no indenture, contract, or agreement to which Cell-Matrix is a party or by which Cell-Matrix is bound which prohibits or would prohibit the execution and delivery by Cell-Matrix of this Agreement or the performance or observance by Cell-Matrix of any term or condition of this Agreement.

15.      REPRESENTATIONS AND WARRANTIES BY NYU.

         NYU hereby represents and warrants to Cell-Matrix as follows:

         (1) NYU is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. NYU has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Trustees of NYU.

         (2) There is no pending or, to NYU's knowledge, threatened litigation involving NYU which would have any effect on this Agreement or on NYU's ability to perform its obligations hereunder;

         (3) There is no indenture, contract, or agreement to which NYU is a party or by which NYU is bound which prohibits or would prohibit the execution and delivery by NYU of this Agreement or the performance or observance by NYU of any term or condition of this Agreement; and

         (4) NYU shall provide to Cell-Matrix the materials and information listed in Exhibit D hereto (the "Supporting Data") within thirty (30) days following the Effective Date. In the event that Supporting Data are not provided within this time period, Cell-Matrix may delay payment of [***] from the portion of the License Issue Fee that would otherwise be payable within thirty (30) days following the Effective Date under Section 6(a)(1) of this Agreement until such time as all of Supporting Data are received by Cell-Matrix.

16.      NO ASSIGNMENT.

         Neither Cell-Matrix nor NYU shall have the right to assign, delegate or transfer at any time to any party, in whole or in part, any or all of the rights, duties and interest herein granted without first obtaining the written consent of the other to such assignment, which consent shall not be unreasonably withheld, provided, however, that no prior written consent shall be required in the event that a third party acquires substantially all of the assigning party's assets or outstanding shares, or merges with the assigning party. No assignment of this Agreement shall

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

relieve the assigning party of any of its obligations or liability hereunder. Any attempted assignment not in compliance with this Section 16 shall be of no force or effect.

17.      USE OF NAME.

         Without the prior written consent of the other party, neither Cell-Matrix nor NYU shall use the name of the other party or any adaptation thereof:

         i) in any product labeling, advertising, promotional or sales literature;

         ii) in connection with any public or private offering, in conjunction with any application for regulatory approval, in reports or documents or other disclosures sent to stockholders or filed with or submitted to any government authority or stock exchange, unless disclosure is otherwise required by law, in which case either party may make factual statements concerning the Agreement or file copies of the Agreement.

         Except as provided herein, neither NYU nor Cell-Matrix will issue public announcements about this Agreement without prior written approval of the other party, which approval shall not be unreasonably withheld. The parties each agree that once approval for disclosure of information subject to this Section 17 has been obtained, the party that requested such approval shall be entitled to use such information substantially in the form initially presented without an obligation to seek further approval.

18.      MISCELLANEOUS.

         a. In carrying out this Agreement the parties shall comply with all local, state and federal laws and regulations including but not limited to, the provisions of Title 35 United States Code Section 200 et seq. and 15 CFR
Section 368 et seq.

         b. If any provision of this Agreement is determined to be invalid or void, the remaining provisions shall remain in effect.

         c. This Agreement shall be deemed to have been made in the State of New York and shall be governed and interpreted in all respects under the laws of the State of New York.

         d. All payments or notices required or permitted to be given under this Agreement shall be given in writing and shall be effective when either personally delivered or deposited, postage prepaid, in the United States registered or certified mail, addressed as follows:

         To:      NYU:
                  New York University School of Medicine
                  650 First Avenue, 6th Floor
                  New York, NY  10016
                  Attention: Abram M. Goldfinger
                  Executive Director, Industrial Liaison/Technology Transfer

                  With a copy to:

                  Office of Legal Counsel
                  New York University
                  Bobst Library
                  70 Washington Square South
                  New York, NY  10012
                  Attention: Annette B. Johnson, Esq.
                  Vice Dean & Senior Counsel for Medical School Affairs

         To:      Cell-Matrix:
                  Cell-Matrix, Inc.
                  2110 Rutherford Road
                  Carlsbad, CA 92008
                  Attention: General Counsel

         or such other address or addresses as either party may hereafter specify by written notice to the other. Such notices and communications shall be deemed effective on the date of delivery or fourteen (14) days after having been sent by registered or certified mail, whichever is earlier.

         f. This Agreement (and the annexed Appendices) constitute the entire Agreement between the parties and no variation, modification or waiver of any of the terms or conditions hereof shall be deemed valid unless made in writing and signed by both parties hereto. This

Agreement supersedes any and all prior agreements or understandings, whether oral or written, with respect to the NYU Technology between Cell-Matrix and NYU.

         g. No waiver by either party of any non-performance or violation by the other party of any of the covenants, obligations or agreements of such other party hereunder shall be deemed to be a waiver of any subsequent violation or non-performance of the same or any other covenant, agreement or obligation, nor shall forbearance by any party be deemed to be a waiver by such party of its rights or remedies with respect to such violation or non-performance.

         h. The descriptive headings contained in this Agreement are included for convenience and reference only and shall not be held to expand, modify or aid in the interpretation, construction or meaning of this Agreement.

         i. It is not the intent of the parties to create a partnership or joint venture or to assume partnership responsibility or liability. The obligations of the parties shall be limited to those set out herein and such obligations shall be several and not joint.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.

         NEW YORK UNIVERSITY                         CELL-MATRIX, INC.

         By: /s/ Abram M. Goldfinger                 By: /s/ William R. LaRue
             -------------------------------             -----------------------
             Abram M. Goldfinger                         William R. LaRue
             Executive Director,                         President
             Industrial Liaison/Technology Transfer

         Date:  6/2/03                               Date:  5/30/03

                                    EXHIBIT A

                        [***]-Peptide and [***]-Peptide

                              Invention Disclosure

                                 (NYU # 2002-41)

 [15 Pages of Proprietary Information Deleted Pursuant to Confidential Treatment
                                    Request]


*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT B

                                 [***]-Peptide

                              Invention Disclosure

                                 (NYU # 2002-40)

 [15 Pages of Proprietary Information Deleted Pursuant to Confidential Treatment
                                    Request]


*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT C

-   "Material(s)" shall mean the NYU Technology.

- "Derivatives" shall mean and shall only include progeny of the Material(s) or their Derivatives.

- "New Substance" shall mean any material produced or isolated by Transferee in connection with Transferee's use of Materials which is not a Derivative.

- Transferor shall transfer to Transferee the Materials following the execution of the Agreement or as otherwise agreed upon by the parties, and grants Transferee a nonexclusive license to use and modify the Materials for non-commercial, non-clinical educational and research purposes only, as fully described in Attachment X hereto.

- Transferee represents and warrants that the Materials will not be given or made available to any other person, firm or corporation, but are to remain under Transferee's immediate and direct control. Transferee further represents and warrants that the Materials will not be used in humans or, directly or indirectly, in any "sponsored" research or other research programs if the terms of such sponsorship or program would entitle the sponsor or any third party to any rights or interests in such research or its results, including the right to review and/or publish such results. Any other uses of the Materials by Transferee are prohibited.

- TRANSFEREE AGREES TO USE THE MATERIALS IN COMPLIANCE WITH ALL APPLICABLE FEDERAL, STATE, NATIONAL, OR LOCAL LAWS AND REGULATIONS. TRANSFEREE UNDERSTANDS AND ACKNOWLEDGES THAT THE USE OF THE MATERIALS IN HUMANS WITHOUT THE EXPRESS WRITTEN PERMISSION OF TRANSFEROR IS EXPRESSLY PROHIBITED.

- Transferee agrees to return all unused Materials to Transferor upon the termination or expiration of the Agreement or upon written request of Transferor within ten (10) business days of such request.

- All right, title and interest to all Materials shall remain in or are hereby assigned to Transferor. All right, title and interest to all Derivatives and New Substances (and any patent and other intellectual property rights to the Derivatives and New Substances) shall vest in or are hereby assigned to Transferor.

- Transferee shall keep Transferor and Cell-Matrix, Inc., informed of all uses made of the Materials, and shall provide Transferor and Cell-Matrix, Inc., with a report summarizing the results of experiments and data generated utilizing the Materials quarterly during the course of the research and within thirty days following the conclusion of such research.

- CONFIDENTIALITY. THE MATERIALS SHALL BE RECEIVED AND HELD IN CONFIDENCE BY TRANSFEREE, WHICH ACKNOWLEDGES THAT THEY ARE CONSIDERED PROPRIETARY TO TRANSFEROR. TRANSFEREE SHALL EXECUTE A CONFIDENTIAL DISCLOSURE AGREEMENT WITH TRANSFEROR PRIOR TO THE TRANSFER BY TRANSFEROR OF THE MATERIALS. THE CONFIDENTIAL DISCLOSURE AGREEMENT SHALL SURVIVE ANY TERMINATION OR EXPIRATION OF THE AGREEMENT.

- Publications. Transferee shall have the right to publish or present information which results from Transferee's research using the Materials, provided that such publication or presentation (and any revisions thereto):
    (a) does not disclose Confidential Information (as such term is defined in the Confidential Disclosure Agreement referenced in Section 3, above) of Transferor; and (b) is submitted to Transferor and Cell-Matrix, Inc., at least ninety (90) days prior to the date of submission of such proposed publication or presentation. Upon notice by Transferor or Cell-Matrix, Inc., that Transferor's or Cell-Matrix, Inc.'s legal counsel recommends delaying or modifying the proposed publication or presentation in order to protect intellectual property rights and/or as otherwise required by applicable law or regulation, Transferee agrees that the submission of the publication or presentation shall be delayed by the period of time reasonably recommended by such legal counsel and/or the publication or presentation shall be modified in accordance with comments or changes as directed by Transferor or Cell-Matrix, Inc..

-   TERM. THIS AGREEMENT WILL TERMINATE ON THE EARLIEST OF THE FOLLOWING DATES:
    (I) UPON COMPLETION OF TRANSFEREE'S CURRENT INVESTIGATION WITH THE MATERIAL, OR (II) ON TEN (10) BUSINESS DAYS PRIOR WRITTEN NOTICE BY EITHER PARTY TO THE OTHER.

- This Agreement may not be assigned by either party without the written consent of the other party, except to a person or entity acquiring all or substantially all of the assigning party's business or voting power through merger, consolidation or otherwise. This Agreement may be modified only in writing, signed by both parties.

                                    EXHIBIT D

                                "Supporting Data"

The following list refers only to data already in existence as of the Effective
Date:


     1. Raw data from which the graphs that we received were generated and data from the repeat studies that were done with the peptides in the CAM, proliferation and adherence assays.



     2. Raw data that was generated on the effect of the peptides in the mouse tumor model along with the protocol that was used.



     3. Comparative data with the other peptides that were generated and tested and did not show activity



     4. Any comparative data on soluble vs less soluble forms of the peptides



     5. List of peptides tested